EXHIBIT 107

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

Aspen Aerogels, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, par value $ 0.00001 per share	457(r)	4,887,500(1)	$20.00	$97,750,000	0.00015310	$14,965.53

		Total Offering Amounts				$97,750,000		$14,965.53

		Total Fees Previously Paid						—

		Total Fee Offsets						—

		Net Fee Due						$14,965.53

(1)

Includes 637,500 shares of common stock issuable upon full exercise of the underwriters’ option to purchase additional shares of common stock. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant’s registration statement on Form S-3 (File No. 333-282751) also covers any additional shares of common stock which become issuable in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of common stock registered pursuant to that registration statement.

(2)

Calculated in accordance with Rule 457(r) under the Securities Act. Payment of the registration fee at the time of filing of the registrant’s Registration Statement on Form S-3 (File No. 333-282751) on October 21, 2024 was deferred pursuant to Rules 456(b) and 457(r) under the Securities Act and is paid herewith.